                                                                  Exhibit 2.30

                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                       WILKS BROADCAST ACQUISITIONS, INC.

                                       AND

                               CUMULUS MEDIA, LLC

                                  March 5, 1997

                                TABLE OF CONTENTS
                                                                            Page

     1.  Basic Transaction.....................................................1
         (a)  Purchase and Sale of Assets......................................1
         (b)  Assumption of Liabilities........................................1
         (c)  Purchase Price...................................................1
         (d)  The Closing......................................................2
         (e)  Deliveries at the Closing........................................2
         (f)  Postclosing Agreement............................................2
         (g)  Allocation.......................................................2

     2.  Representations and Warranties of the Seller..........................3
         (a)  Organization of the Seller.......................................3
         (b)  Authorization of Transaction.....................................3
         (c)  Noncontravention.................................................3
         (d)  Title to Acquired Assets.........................................3
         (e)  Financial Statements.............................................3
         (f)  Events Subsequent to January 1, 1997.............................4
         (g)  Tax Matters......................................................6
         (h)  Tangible Assets..................................................6
         (i)  Owned Real Property..............................................6
         (j)  Real Property Leases.............................................7
         (k)  Intellectual Property............................................8
         (l)  Contracts.......................................................10
         (m)  Commission Licenses and Compliance with Commission
                Requirements..................................................11
         (n)  Insurance.......................................................12
         (o)  Litigation......................................................13
         (p)  Employees.......................................................13
         (q)  Employee Benefits...............................................13
         (r)  Environment, Health, and Safety.................................13
         (s)  Legal Compliance................................................15
         (t)  Advertising Agreements..........................................15
         (u)  Brokers' Fees...................................................15
         (v)  Disclosure......................................................15

     3.  Representations and Warranties of the Buyer..........................15
         (a)  Organization of the Buyer.......................................15
         (b)  Authorization of Transaction....................................15
         (c)  Noncontravention................................................16
         (d)  Buyer's Qualification...........................................16
         (e)  Brokers' Fees...................................................16

     4.  Pre-Closing Covenants................................................16
         (a)  General.........................................................16

         (b)  Assignment Applications.........................................16
         (c)  Notices and Consents............................................17
         (d)  Operation of Business...........................................17
         (e)  Employment Offers...............................................17
         (f)  Advertising Obligations.........................................17
         (g)  Operating Statements............................................17
         (h)  Contracts.......................................................17
         (i)  Operation of Stations...........................................18
         (j)  Credit and Receivables..........................................18
         (k)  Preservation of Business........................................18
         (l)  Full Access.....................................................18
         (m)  Notice of Developments..........................................18
         (n)  Exclusivity.....................................................18
         (o)  Title Insurance.................................................19
         (p)  Surveys.........................................................19
         (q)  Environmental Assessments.......................................19
         (r)  Control of Stations.............................................19
         (s)  Risk of Loss....................................................19

     5.  Conditions to Obligation to Close....................................20
         (a)  Conditions to Obligation of the Buyer...........................20
         (b)  Conditions to Obligation of the Seller..........................21

     6.  Post-Closing Covenants...............................................22
         (a)  General.........................................................22
         (b)  Litigation Support..............................................22
         (c)  Adjustments.....................................................23
         (d)  Collection of Accounts Receivable...............................23

     7.  Remedies for Breaches of this Agreement..............................24
         (a)  Survival........................................................24
         (b)  Indemnification Provisions for the Benefit
                of the Buyer .................................................24
         (c)  Indemnification Provisions for the Benefit
                 of the Seller ...............................................24
         (d)  Matters Involving Third Parties.................................24
         (e)  Limitation of Liability.........................................25
         (f)  Specific Performance............................................25
         (g)  Liquidated Damages..............................................26
         (h)  Other Indemnification Provisions................................26

     8.  Definitions..........................................................26

     9.  Termination..........................................................31
         (a)  Termination of Agreement........................................31
         (b)  Effect of Termination...........................................31

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     10.  Miscellaneous.......................................................32
         (a)  Survival........................................................32
         (b)  Press Releases and Announcements................................32
         (c)  No Third Party Beneficiaries....................................32
         (d)  Entire Agreement................................................32
         (e)  Succession and Assignment.......................................32
         (f)  Counterparts....................................................32
         (g)  Headings........................................................32
         (h)  Notices.........................................................32
         (i)  Governing Law...................................................34
         (j)  Amendments and Waivers..........................................34
         (k)  Severability....................................................34
         (l)  Expenses........................................................34
         (m)  Construction....................................................34
         (n)  Incorporation of Exhibits and Schedules.........................35
         (o)  Submission to Jurisdiction......................................35
         (p)  Bulk Transfer Laws..............................................35

                                    EXHIBITS

             Description                                       Section Reference
             -----------                                       -----------------

Exhibit A--Form of Earnest Money Escrow Agreement                      1(c)
Exhibit B--Forms of Assignments                                        1(e)
Exhibit C--Form of Assumption                                          1(e)
Exhibit D--Form of Postclosing Agreement                               1(f)
Exhibit E--Form of Opinion of Counsel to the Seller                    5(a)(x)

                                    SCHEDULES

             Description                                       Section Reference
             -----------                                       -----------------

Exceptions To Seller's Good Title                                      2(d)
Financial Statements                                                   2(e)
Tangible Personal Property                                             2(h)
Owned Real Property                                                    2(i)
Real Property Leases                                                   2(j)
Intellectual Property                                                  2(k)
Material Contracts                                                     2(l)
FCC Licenses                                                           2(m)
Insurance                                                              2(n)
Litigation                                                             2(o)
Employees                                                              2(p)
Employee Benefit Plans                                                 2(q)
Environmental Matters                                                  2(r)

                            ASSET PURCHASE AGREEMENT

      This Agreement ("Agreement") entered into as of March 5, 1997, by and between Cumulus Media, LLC, a Wisconsin limited liability company (the "Buyer"), and Wilks Broadcast Acquisitions, Inc., a Georgia corporation (the "Seller"). The Buyer and the Seller are referred to collectively herein as the "Parties ." Capitalized terms used in this Agreement are defined in Section 7 hereof.

      This Agreement contemplates a transaction in which the Buyer will purchase substantially all of the assets (and assume certain of the liabilities) of the Seller that are used or useful in the operation of radio stations WEKL-FM, WRXR-FM, WGUS-AM and WUUS-FM, each licensed to operate in Augusta, Georgia and Aiken, South Carolina (collectively, the "Stations") in return for cash.

      Now, therefore, in consideration of the above premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

      1. Basic Transaction.

      (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this
Section 1.

      (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyer will not assume or have any responsibility, however, with respect to any other obligation or Liability of the Seller not included within the definition of Assumed Liabilities.

      (c) Purchase Price. The Buyer agrees to pay to the Seller at the Closing Fifteen Million Five Hundred Thousand Dollars ($15,500,000) (the "Purchase Price") payable as follows:

            (i) on the date of this Agreement, the Buyer will deposit with the Seller the amount of Twenty-five Thousand Dollars ($25,000),

            (ii) on or before March 31, 1997, the Buyer will notify the Seller that it will within two business days deposit with the Escrow Agent (and will within two business days thereafter deposit with the Escrow Agent) the amount of Nine Hundred Seventy-five Thousand Dollars ($975,000) (together with the amount specified in Clause (i) above, the "Earnest Money Deposit") by delivery of cash payable by wire transfer or delivery of other immediately available funds;

            (iii) on the Closing Date, the Buyer shall pay to the Seller the amount of Fifteen Million Four Hundred Fifty Thousand Dollars ($15,450,000), less the Earnest Money Deposit (and any interest earned thereon); and

            (iv) on the Closing Date, the Buyer shall pay to the Seller, on behalf of all parties to the Postclosing Agreement, the amount of Fifty Thousand Dollars ($50,000).

The Earnest Money Deposit referenced in this Section 1(c) shall be placed in escrow with the Escrow Agent pursuant to an escrow agreement to be executed by the Parties on or prior to the Buyer's deposit of the Earnest Money Deposit in the form attached hereto as Exhibit A (the "Earnest Money Escrow Agreement"), and shall be used by the Escrow Agent to purchase securities issued by the United States Department of Treasury. Within two business days after the Buyer notifies the Seller that it will deposit the amount specified in Clause (ii), the Seller will deposit the amount specified in Clause (i) with the Escrow Agent. In the event that the Buyer fails to give such notice on or before March 31, 1997 (or fails within the two business day period to deposit the amount in Clause (ii) with the Escrow Agent), the Seller may terminate this Agreement pursuant to Section 9(a) and then would retain the amount specified in Clause
(i) and this Agreement would terminate without further liability of either Party to the other Party. Interest earned on the Earnest Money Deposit shall accrue to the benefit of the Buyer, and, together with the principal amount of the Earnest Money Deposit, shall be payable to the Seller and credited against the Purchase Price on the Closing Date. If this Agreement is terminated without Closing of the transaction contemplated herein, the Earnest Money and all accrued interest shall be paid to the Buyer or the Seller as provided in the Earnest Money Escrow Agreement.

      (d) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Attorney Scott Klosinski, 3525 Walton Way, Augusta, Georgia, commencing at 9:00 a.m. local time on the date set by the Buyer not earlier than the fifth business day or later than the tenth business day after the FCC approval of the Assignment Application becomes a Final Order, by which date all other conditions to the obligations of the Parties to consummate the transactions contemplated hereby will have been satisfied or waived or such other date or place as the Parties may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no earlier than July 14, 1997.

      (e) Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in
Section 5(a) below; (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 5(b) below;
(iii) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyer (A) assignments (including real property and Intellectual Property transfer documents) in the forms attached hereto as Exhibit B and (B) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel reasonably may request; (iv) the Buyer will execute, acknowledge (if appropriate), and deliver to the Seller (A) an assumption in the form attached hereto as Exhibit C and (B) such other instruments of assumption as the Seller and its counsel reasonably may request; and (v) the Buyer will deliver to the Seller the consideration specified in Section 1(c) above.

      (f) Postclosing Agreement. On the Closing Date, the Seller shall execute, and shall cause Jeff Wilks and Don Wilks to execute, a Postclosing Agreement with the Buyer including covenants not to compete with the Buyer in the markets served by the Stations and to indemnify the Buyer in the form of Exhibit D attached hereto. A portion of the Purchase Price equal to $50,000 shall be paid to the Seller, on behalf of all parties other than the Buyer, on the Closing Date as consideration for the agreements set forth in the Postclosing Agreement.

      (g) Allocation. The Parties will agree at the Closing to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes).

      2. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this Section 2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2), except as set forth in the lettered and numbered paragraphs contained in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule") corresponding to the lettered and numbered sections of this Section 2.

      (a) Organization of the Seller. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Seller does not have any Subsidiaries.

      (b) Authorization of Transaction. The Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors and stockholders of the Seller have duly authorized the execution, delivery, and performance of this Agreement by the Seller. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

      (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 1 above), will
(i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which any of the Seller is subject or any provision of the charter or bylaws of any of the Seller; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which any of the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Other than with respect to the transfer of the FCC Licenses, the Seller does not need to give any notice to, make any filing with, or obtain any Licenses, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 1 above).

      (d) Title to Acquired Assets. Except as stated in Schedule 2(d), Seller has good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer. The Acquired Assets include all assets necessary for the conduct of the operation and business of the Stations other than the Retained Assets.

      (e) Financial Statements. Included in Section 2(e) of the Disclosure Schedule are the following financial statements: (i) unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1995 and December 31, 1996, for the Seller; and (ii) unaudited statements of income, as of and for the month ended January 31, 1997 for the Seller. The Seller has previously provided to the Buyer, and the Buyer acknowledges receipt of unaudited statements of income as of and for each month during 1995 and 1996 (collectively with the financial statements included in Section 2(e) of the Disclosure Schedule the "Financial Statements"). Each of the Financial Statements other than statements of cash flow have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, are correct and complete, and are consistent with the books and records of the Seller (which books and records are correct and complete) and (except for non-material matters) accurately represent the results of the Stations' operation and the condition of the Stations as of and for the time periods indicated; provided that the Financial Statements (i) do not include any allowance for uncollectible accounts receivable for uncollectible items; (ii) include depreciation calculated in conformance with federal income tax regulations (rather than GAAP); (iii) do not accrue payroll (and related) expenses for the portion of the final calendar week of the fiscal year; and, (iv) contain no notes or disclosures which, in each case, are not in accordance with GAAP.

      (f) Events Subsequent to January 1, 1997. Since January 1, 1997, there has not been any adverse change in the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Seller with respect to the operation of the Stations. Without limiting the generality of the foregoing and with respect to the operation of the Stations since that date:

            (i) the Seller has not sold, leased, transferred, or assigned any of its material assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

            (ii) the Seller has not entered into any contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses) outside the Ordinary Course of Business;

            (iii) no party has accelerated, terminated, modified, or canceled any contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses) involving more than $5,000 to which the Seller is a party or by which it is bound other than arrangements for the sale of air time or advertising on the Stations;

            (iv) no Security Interest has been imposed upon any of its assets, tangible or intangible;

            (v) the Seller has not made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

            (vi) the Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of any other person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

            (vii) the Seller has not created, incurred, assumed, or guaranteed any indebtedness (including capitalized lease obligations) outside the Ordinary Course of Business;

            (viii) the Seller has not delayed or postponed (beyond its normal practice) the payment of accounts payable and other Liabilities;

            (ix) the Seller has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

            (x) the Seller has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

            (xi) the Seller has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property or any action adversely affecting the FCC Licenses of the Stations;

            (xii) the Seller has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business giving rise to any claim or right on its part against the person or on the part of the person against it;

            (xiii) the Seller has not entered into any employment contract, consulting contract or severance agreement or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

            (xiv) the Seller has not granted any increase outside the Ordinary Course of Business in the base compensation of any of its directors, officers, and employees;

            (xv) the Seller has not adopted any (A) bonus, (B) profit-sharing,
      (C) incentive compensation, (D) pension, (E) retirement, (F) medical, hospitalization, life, or other insurance, (G) severance, or (H) other plan, contract, or commitment for any of its directors, officers, and employees, or modified or terminated any existing such plan, contract, or commitment;

            (xvi) the Seller has not made any other change in employment terms for any of its directors, officers, and employees;

            (xvii) the Seller has not made or pledged to make any charitable contribution outside the Ordinary Course of Business;

            (xviii) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Seller;

            (xix) the Seller has not altered its credit and collection policies or its accounting policies;

            (xx) the Seller has not materially altered the programming, format or call letters of the Stations or their promotional and marketing activities;

            (xxi) the Seller has not applied to the FCC for any modification of the FCC Licenses or failed to take any action necessary to preserve the FCC Licenses and has operated the Stations in compliance therewith and with all FCC rules and regulations; or

            (xxii) the Seller has not committed to any of the foregoing.

      (g) Tax Matters. The Seller has filed and will file all Tax Returns that it was required to file and may be required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Seller (whether or not shown on any Tax Return) have been paid. The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Seller is not a party to a pending Tax audit and is aware of no threatened Tax audit. No claim has ever been made by an authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

      (h) Tangible Assets. Section 2(h) of the Disclosure Schedule sets forth a listing of all transmitter and station equipment, vehicles and other tangible personal property used in conducting the operation and business of the Stations. The Seller owns or leases all tangible assets necessary for the conduct of the operation and business of the Stations as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. No such tangible asset is in need of replacement.

      (i) Owned Real Property. Section 2(i) of the Disclosure Schedule lists and describes briefly all real property that the Seller owns. With respect to each such parcel of owned real property:

            (i) Seller has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, (including but not limited to leases or other agreements granting to any party the right of use or occupancy of and options or rights of first refusal to purchase) except for recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto and Seller's existing secured bank loan (which shall be discharged at or prior to the Closing);

            (ii) there are no (A) pending or, to the Knowledge of the Seller, threatened condemnation proceedings relating to the property; (B) pending or, to the Knowledge of the Seller, threatened litigation or administrative actions relating to the property; or (C) other matters affecting occupancy, or value thereof;

            (iii) the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately, the buildings, towers, antennae and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land, the land does not serve any adjoining property for any purpose inconsistent with the use of the land, the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained, and access to the property is provided by paved public right-of-way with adequate curb cuts available;

            (iv) all facilities have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

            (v) there are no parties (other than the Seller and its Subsidiaries) in possession of the parcel of real property, other than tenants under any leases disclosed in Section 2(j) of the Disclosure Schedule who are in possession of space to which they are entitled;

            (vi) all facilities located on the parcel of real property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable laws, ordinances, rules, and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the parcel of real property; and

            (vii) each parcel of real property abuts on and has direct vehicular access to a public road or access to a public road via a permanent, irrevocable, appurtenant easement benefiting the parcel of real property.

      (j) Real Property Leases. Section 2(j) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Seller.
Section 2(j) of the Disclosure Schedule also identifies the leased or subleased properties for which title insurance policies are to be procured in accordance with Section 4(i) below. The Seller has delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 2(j) of the Disclosure Schedule (as amended to date). The Buyer acknowledges receipt of copies of such leases and subleases from the Seller. With respect to each lease and sublease listed in Section 2(j) of the Disclosure Schedule:

            (i) the lease or sublease is and, following the Closing will continue to be, legal, valid, binding, enforceable, and in full force and effect;

            (ii) no party to the lease or sublease is in breach or default (or has repudiated any provision thereof), and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

            (iii) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

            (iv) with respect to each sublease, the representations and warranties set forth in subsections (i) through (iii) above are true and correct with respect to the underlying lease;

            (v) the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold except for the leasehold mortgage to Seller's secured bank lender (which will be released at or prior to the Closing);

            (vi) to the Seller's Knowledge, all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses, permits and zoning approvals) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

            (vii) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

            (viii) Seller has no Knowledge that the owner of the facility leased or subleased does not have good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for recorded easements, covenants, and other restrictions impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

      (k) Intellectual Property. The Seller owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of the Seller as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Seller immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. The Seller has taken all necessary or desirable action to protect each item of Intellectual Property that it owns or uses.

            (i) The Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and the Seller has never received any charge, complaint, claim, or notice alleging any such interference, infringement, misappropriation, or violation. To the Knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Seller.

            (ii) Section 2(k) of the Disclosure Schedule identifies each patent, trademark or copyright registration which has been issued to the Seller with respect to any of its Intellectual Property, identifies each pending patent, trademark or copyright application for registration which the Seller has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Seller has delivered to the Buyer correct and complete copies of all such patents, trademarks or copyright registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each item of Intellectual Property that the Seller owns:

                  (A) the Seller possesses all right, title, and interest in and to the item;

                  (B) the item is not subject to any outstanding judgment,
            order, decree, stipulation, injunction, or charge;

                  (C) no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending or, to the Knowledge of the Seller, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                  (D) the Seller has not ever agreed to indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

            (iii) Section 2(k) of the Disclosure Schedule also identifies each item of Intellectual Property that any third party owns and that the Seller uses pursuant to license, sublicense, agreement, or permission, including, but not limited to the call letters of the Stations. The Seller has supplied the Buyer with correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each such item of used Intellectual Property:

                  (A) the license, sublicense, agreement, or permission covering the item is, and following the Closing will continue to be on identical terms, legal, valid, binding, enforceable, and in full force and effect;

                  (B) no party (including the Seller) to the license,
            sublicense, agreement, or permission is in breach or default (or has repudiated any provision thereof), and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                  (C) with respect to each sublicense, the representations and warranties set forth in subsections (A) and (B) above are true and correct with respect to the underlying license;

                  (D) the underlying item of Intellectual Property is not
            subject to any outstanding judgment, order, decree, stipulation, injunction, or charge;

                  (E) no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending, or, to the Knowledge of the Seller, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property;

                  (F) the Seller has not agreed to indemnify any person or
            entity for or against any interference, infringement, misappropriation, or other conflict with respect to the underlying item of Intellectual Property; and

                  (G) the Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

            (iv) The Seller has no Knowledge of any new products, inventions, procedures, or methods of processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of the Seller.

      (l) Contracts. Section 2(l) of the Disclosure Schedule lists the following contracts, agreements, and other written arrangements (other than with advertisers for the sale of air time) to which the Seller is a party:

            (i) any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $1,000 per year;

            (ii) any written arrangement (or group of related written arrangements) for the purchase or sale of supplies, products, or other personal property or for the furnishing or receipt of services which either calls for performance over a period of more than one year or involves more than the sum of $1,000;

            (iii) any written arrangement concerning a partnership or joint venture;

            (iv) any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $1,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

            (v) any written arrangement concerning confidentiality or noncompetition;

            (vi) any written arrangement with any of its employees in the nature of a collective bargaining agreement, consulting agreement, employment agreement, or severance agreement;

            (vii) any written arrangement under which the consequences of a default or termination could have an adverse effect on the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Seller or the Stations; or

            (viii) any other written arrangement (or group of related written arrangements) either involving more than $5,000 or not entered into in the Ordinary Course of Business.

The Seller has delivered to the Buyer a correct and complete copy of each written arrangement listed in Section 2(l) of the Disclosure Schedule (as amended to date). The Buyer acknowledges receipt of copies of such arrangements from the Seller. With respect to each written arrangement so listed: (A) the written arrangement is legal, valid, binding, enforceable, and in full force and effect; (B) through the stated termination date stated therein, the written arrangement will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms following the Closing; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement; and (D) no party has repudiated any provision of the written arrangement. The Seller is not a party to any verbal contract, agreement, or other arrangement which, if reduced to written form, would be required to be listed in Section 2(l) of the Disclosure Schedule under the terms of this Section 2(l).

      (m) Commission Licenses and Compliance with Commission Requirements.

            (i) All licenses, permits, authorizations, franchises, certificates of compliance, and consents of governmental bodies, including, without limitation, the FCC Licenses, used or useful in the operation of the Stations as they are now being operated are: (A) in full force and effect; (B) unimpaired by any acts or omissions of the Seller or the Seller's employees or agents; (C) free and clear of any restrictions which might limit the full operation of the Stations; and
      (D) detailed in Section 2(m) of the Disclosure Schedule. Section 2(m) of the Disclosure Schedules sets forth, for each item identified thereon, the date of last renewal, expiration date and any conditions or contingencies related thereto. Except as set forth in Section 2(m) of the Disclosure Schedules, no condition exists or event has occurred that permits, or after notice or lapse of time, or both, would permit, the revocation or termination of any such license, permit, consent, franchise, or authorization (other than pursuant to their express expiration date) or the imposition of any material restriction or limitation upon the operation of the Stations as now conducted. Except as set forth in Section 2(m) of the Disclosure Schedules, the Seller is not aware of any reason why the FCC licenses might not be renewed in the ordinary course or revoked.

            (ii) The Stations are each in compliance with the FCC's policy on exposure to radio frequency radiation. No renewal of any FCC License would constitute a major environmental action under the FCC's rules or policies. Access to the Station's transmission facilities is restricted in accordance with the policies of the FCC.

            (iii) Except as set forth in Section 2(m) of the Disclosure Schedules, to the Seller's Knowledge, the Seller is not the subject of any FCC or other governmental investigation or any notice of violation or order, or any material complaint, objection, petition to deny, or opposition issued by or filed with the FCC or any other governmental authority in connection with the operation of or authorization for the Stations, and there are no proceedings (other than rulemaking proceedings of general applicability) before the FCC or any other governmental authority that could adversely affect any of the FCC Licenses or the authorizations listed in Section 2(m) of the Disclosures Schedules.

            (iv) Seller has filed with the FCC and all other governmental authorities having jurisdiction over the Stations all material reports, applications, documents, instruments, and other information required to be filed, and will continue to make such filings through the Closing Date.

      (n) Insurance. Section 2(n) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Seller is a party, a named insured, or otherwise the beneficiary of coverage:

            (i) the name, address, and telephone number of the agent;

            (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

            (iii) the policy number and the period of coverage;

            (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

            (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, and enforceable and in full force and effect; (B) the policy will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms following the Closing Date except for possible changes in the premiums; (C) neither the Seller nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Seller has been covered during the past 3 years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during that three-year period. Section 2(n) of the Disclosure Schedule describes any self-insurance arrangements affecting any of the Seller and its Subsidiaries.

      (o) Litigation. Section 2(o) of the Disclosure Schedule sets forth each instance in which the Seller: (i) is subject to any unsatisfied judgment, order, decree, stipulation, injunction, or charge; or (ii) is a party or, to the Knowledge of the Seller, is threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the charges, complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 2(o) of the Disclosure Schedule could result in any adverse change in the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Seller or the Stations taken as a whole. The Seller has no reason to believe that any such charge, complaint, action, suit, proceeding, hearing, or investigation may be brought or threatened against the Seller.

      (p) Employees. Section 2(p) of the Disclosure Schedule sets forth a listing of the names, positions, job descriptions, salary or wage rates and all other forms of compensation paid for work at the Stations of each employee of Seller. To the Knowledge of the Seller, no key employee or group of employees has any plans to terminate employment with the Seller except as disclosed in
Schedule 2(p). The Seller is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Seller has not committed any unfair labor practice. The Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Seller.

      (q) Employee Benefits. Section 2(q) of the Disclosure Schedule lists all Employee Benefit Plans and other executive compensation plans that the Seller maintains or to which the Seller contributes for the benefit of any current or former employee of the Seller. The Seller does not contribute to, has never contributed to, and has never been required to contribute to any Multiemployer Plan and has no Liability under any Multiemployer Plan. The Seller has not incurred, and has no reason to expect to incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdraw of Liability) or under the Code with respect to any Employee Pension Benefit Plan that the Seller maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute. The Seller does not maintain and has not maintained or contributed, or has been required to contribute to any Employee Welfare Benefit Plan providing health, accident, or life insurance benefits to former employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B). Each Employee Benefit Plan (and each related trust or insurance contract) complies in form and in operation in all respects with the applicable requirements of ERISA and the Code.

      (r) Environment, Health, and Safety.

            (i) The Seller has complied with all laws (including rules and regulations thereunder) of federal, state, and local governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against any of them alleging any failure to comply with any such law or regulation.

            (ii) The Seller has no Liability (and, to its Knowledge, there is no Basis related to its past or present operations, and its predecessors for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Seller giving rise to any Liability) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act of 1976, the Refuse Act of 1899, or the Emergency Planning and Community Right-to-Know Act of 1986 (each as amended), or any other law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agency thereof, concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment, or for damage to any site, location, or body of water (surface or subsurface) or for illness or personal injury.

            (iii) The Seller has no Liability (and, to the Seller's Knowledge, there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Seller giving rise to any Liability) under the Occupational Safety and Health Act, as amended, or any other law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agency thereof) concerning employee health and safety, or for any illness of or personal injury to any employee.

            (iv) The Seller has obtained and has been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, local, and foreign laws (including rules, regulations, codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

            (v) All properties and equipment used in the business of the Seller have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1, 2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

            (vi) No pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste ever has been buried, stored, spilled, leaked, discharged, emitted, or released on any real property that the Seller owns or that the Seller leases. The Buyer acknowledges receipt from the Seller of the environmental report listed on Schedule 2(r).

      (s) Legal Compliance.

            (i) The Seller has complied with all laws (including rules and regulations thereunder) of federal, state, and local governments (and all agencies thereof, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against the Seller alleging any failure to comply with any such law or regulation, including those relating to the employment of labor, employee civil rights, and equal employment opportunities and relating to antitrust matters.

            (ii) The Seller has filed in a timely manner all reports, documents, and other materials it was required to file (and the information contained therein was correct and complete in all respects) under all applicable laws (including rules and regulations thereunder). The Seller has possession of all records and documents it was required to retain under all applicable laws (including rules and regulations thereunder).

      (t) Advertising Agreements. Section 2(t) of the Disclosure Schedule lists all arrangements for the sale of air time or advertising on the Stations and the amount to be paid to Seller therefor.

      (u) Brokers' Fees. Except for fees due to Blackburn & Company, the Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

      (v) Disclosure. The representations and warranties contained in this
Section 2 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this
Section 2 not misleading.

      3. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

      (a) Organization of the Buyer. The Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of Wisconsin.

      (b) Authorization of Transaction. The Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

      (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 1 above), will
(i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its articles of organization or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. Other than with respect to the transfer of FCC Licenses, the Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 1 above).

      (d) Buyer's Qualification. Upon its deposit of the Earnest Money Deposit with the Escrow Agent, the Buyer will be legally, technically and financially qualified to become a licensee of the FCC and to complete the transactions contemplated by this Agreement, and know of no reason why the FCC should not approve the Assignment Application.

      (e) Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

      4. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

      (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Section 5 below).

      (b) Assignment Applications. Within seven (7) business days after the Buyer's deposit of the Earnest Money Deposit with the Escrow Agent, the Seller and the Buyer shall jointly file with the FCC an application for assignment of the FCC Licenses, permits and authorizations pertaining to the Stations from the Seller to the Buyer (the "Assignment Application"). The costs of the FCC filing fees in connection with the Assignment Application shall be divided equally between the Parties. Each party shall pay their own attorneys' fees. The Seller and the Buyer shall thereafter prosecute the Assignment Application with all reasonable diligence and otherwise use the commercially reasonable efforts to obtain the grant of the Assignment Application as expeditiously as practicable (but neither the Seller nor the Buyer shall have any obligation to satisfy complainants or the FCC by taking any steps which would have material adverse effect upon the Stations or upon any affiliated entity. If the FCC imposes any condition on either party to the Assignment Application, such party shall be required hereunder to comply with any condition that would have a material adverse effect upon the Stations or any Affiliate. The Seller and the Buyer shall jointly oppose any requests for reconsideration or judicial review of FCC approval of the Assignment Application and shall jointly request from the FCC any extension of the effective period of FCC approval of the Assignment Application if the Closing shall not have occurred prior to the expiration of the original effective period of the FCC Consent. Nothing in this Section 4(b) shall be construed to limit either party's right to terminate this Agreement pursuant to Section 9 of this Agreement.

      (c) Notices and Consents. The Seller will give any notices to third parties, and the Seller will use its commercially reasonable efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters pertaining to the Seller disclosed or required to be disclosed in the Disclosure Schedule. Each of the Parties will take any additional action that may be necessary, proper, or advisable in connection with any other notices to, filings with, and authorizations, consents, and approvals of governments, governmental agencies, and third parties that it may be required to give, make, or obtain (including but not limited to any filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended).

      (d) Operation of Business. Without the Buyer's written consent, the Seller will not engage in any practice, take any action, embark on any course of inaction, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not engage in any practice, take any action, embark on any course of inaction, or enter into any transaction of the sort described in Section 2(f) above.

      (e) Employment Offers. Upon notice to the Seller, and at mutually agreeable times, the Seller will permit the Buyer to meet with its employees prior to the Closing Date. Upon the Seller's request, the Seller's President may attend any meeting between the Buyer and any employee of the Stations. The Buyer may, at its option and on its terms and conditions, extend offers of employment to all of the Seller's employees effective on the Closing Date. The Seller will not take any action to preclude or discourage any of the Seller's employees from accepting any offer of employment extended by the Buyer. The Seller shall reimburse the Buyer for severance and other obligations with respect to any employee of the Seller who becomes an employee of the Buyer and whose employment with the Buyer terminates within sixty (60) days after the Closing Date.

      (f) Advertising Obligations. The Seller shall satisfy its air time obligations under its agreements for sale of air time and advertising on the Stations for goods or services ("Barter Agreements") such that the outstanding aggregate balance owing under all Barter Agreements as of the Closing Date shall not exceed Twelve Thousand Dollars ($12,000) worth of air time with respect to any single Station. On the Closing Date, the Seller shall deliver to the Buyer a schedule, certified by an officer of the Seller, reflecting the aggregate outstanding balances under all Barter Agreements in existence as of the Closing Date.

      (g) Operating Statements. The Seller shall deliver to Buyer, for Buyer's informational purposes only, monthly unaudited statements of operating revenues and operating expenses of the Stations with ten (10) days after each such statement is prepared by or for the Seller.

      (h) Contracts. Seller will not without the prior written consent of Buyer amend, change, or modify any of the contracts listed on Section 2(1) of the Disclosure Schedule in any material respect. The Seller will not without prior written consent of the Buyer enter into any new contracts respecting the Stations or their properties, except (i) contracts for the sale of air time or advertising on the Stations for cash, goods or services which comply with the representations and warranties pertaining to such contracts set forth in Section 2(1) above; (ii) contracts entered into in the Ordinary Course of Business which are cancelable on not more than thirty (30) days' notice without penalty or premium; or (iii) contracts entered into in the Ordinary Course of Business each of which does not involve more than One Thousand Dollars ($1,000) or all of which do not involve more than Five Thousand Dollars ($5,000) in the aggregate.

      (i) Operation of Stations. The Seller shall operate the Stations in compliance with the FCC Licenses and the rules and regulations of the FCC, and the FCC Licenses shall at all times remain in full force and effect. The Seller shall file with the FCC all material reports, applications, documents, instruments and other information required to be filed in connection with the operation of the Stations.

      (j) Credit and Receivables. The Seller will follow its usual and customary policies with respect to extending credit for sales of air time and advertising on the Stations and with respect to collecting accounts receivable arising from such extension of credit.

      (k) Preservation of Business. Except for events caused by casualty and Acts of God, the Seller will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, relationships with lessors, licensers, advertisers, suppliers, customers, and employees, all of the confidential information and trade secrets of the Stations, and the FCC Licenses. Without limiting the generality of the foregoing, the Seller will use its best efforts to continue prosecuting its pending FCC application to upgrade WEKL-FM.

      (l) Full Access and Consultation. The Seller will permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller, to all premises, properties, books, records, contracts, Tax records, and documents of or pertaining to the Seller. The Seller will consult with the Buyer's management with a view to informing Buyer's management as to the operations, management and business of the Stations.

      (m) Notice of Developments. The Seller will give prompt written notice to the Buyer of any material development affecting the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Seller. Each Party will give prompt written notice to the other of any material development affecting the ability of the Parties to consummate the transactions contemplated by this Agreement. No disclosure by any Party pursuant to this Section 4(m), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

      (n) Exclusivity. The Seller will not (and the Seller will not cause or permit any of its Subsidiaries to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any (A) liquidation, dissolution, or recapitalization, (B) merger or consolidation, (C) acquisition or purchase of securities or assets, or (D) similar transaction or business combination involving any of the Seller; or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. The Seller will notify the Buyer immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

      (o) Title Insurance. The Buyer will obtain with respect to each parcel of real estate that the Seller owns or leases, an owner's or leasehold owner's policy (as appropriate) issued by a title insurer reasonably satisfactory to the Seller, in an amount equal to the fair market value of such real property (including all improvements located thereon), insuring title to such real property in the Buyer as of the Closing subject only to the title exceptions which do not impair the current use, occupancy or value or the marketability of title of the property and are disclosed in Section 2(i) of the Disclosure Schedule, together with endorsements for zoning, contingency, public access and extended coverage as the Buyer reasonably requests. The Buyer will use reasonable efforts to obtain commitments to issue such policies within forty-five (45) days after the date of this Agreement and will promptly thereafter provide a copy of such commitments to the Seller. The Buyer and the Seller will each pay one-half (1/2) of the cost of these title insurance policies.

      (p) Surveys. With respect to each parcel of real property that the Seller owns, leases, or subleases, and as to which a title insurance policy is to be procured pursuant to Section 4(o) above, the Buyer will procure in preparation for the Closing a current survey of the real property certified to the Buyer, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters shown customarily on such surveys, and showing access affirmatively to public streets and roads (the "Survey"). The Survey shall not disclose any survey defect or encroachment from or onto the real property which has not been cured or insured over prior to the Closing. The Buyer will use reasonable efforts to obtain the Surveys within forty-five (45) days after the date of this Agreement and will promptly thereafter provide a copy of the Surveys to the Seller. The Seller and the Buyer will each pay one-half (1/2) of the cost of the Surveys. The Seller will use its best efforts to obtain necessary consents. In the event a lessor withholds its consent, the Buyer may at its option terminate this Agreement pursuant to Section 9(a) hereof.

      (q) Environmental Assessments. The Buyer will obtain with respect to each parcel of real estate that Seller owns, leases or subleases and as to which a title insurance policy is to be procured pursuant to Section 4(o) above, a current Phase I environmental site assessment from an environmental consultant or engineer reasonably satisfactory to the Seller which shall not disclose or recommend any action with respect to any condition to be remediated or investigated or any contamination on the site assessed. The Buyer will use reasonable efforts to obtain site assessment reports within forty-five (45) days after the date of this Agreement and will promptly thereafter provide a copy of site assessment reports to the Seller. The Seller and the Buyer will each pay one-half (1/2) of the cost of these site assessments. The Seller will cause any contamination or other condition identified in such assessments to be remediated in accordance with state and federal laws, to the reasonable satisfaction of the consultant or engineer that has assessed the site; provided that the Seller will not be obligated to expend in excess of $100,000, in the aggregate, to so remediate all sites (or, alternatively to relocate its operations to another site acceptable to the Buyer or make other alternative arrangements acceptable to the Buyer). In the event that the Seller would be required to expend in excess of that amount to remediate conditions identified by the environmental consultant (or provide other acceptable alternative arrangements), and is unwilling to do so, then the Buyer may, at its option, either (i) agree to waive the Seller's obligation to remediate to the extent it exceeds such amount, or
(ii) fund any remediation in excess of such amount, or (iii) terminate this Agreement pursuant to Section 9(i) hereof. The Buyer and the Seller acknowledge that the consent of the Seller's lessor(s) may be required to perform environmental assessments or to remediate conditions identified in assessment reports. The Seller will use its best efforts to obtain necessary consents. In the event a lessor withholds its consent, the Buyer may at its option terminate this Agreement pursuant to Section 9(a) hereof.

      (r) Control of Stations. The transactions contemplated by this Agreement shall not be consummated until after the FCC has given its consent and approval to the Assignment Application. Between the date of this Agreement and the Closing Date, the Buyer and its employees or agents shall not directly or indirectly control, supervise, or direct, or attempt to control, supervise, or direct, the operation of the Stations, and such operation shall be the sole responsibility of and in the control of the Seller.

      (s) Risk of Loss. The risk of loss, damage, or destruction to any of the Acquired Assets shall remain with the Seller until the Closing. In the event of any such loss, damage, or destruction the Seller will promptly notify the Buyer of all particulars thereof, stating the cause thereof (if known) and the extent to which the cost of restoration, replacement and repair of the Acquired Assets lost, damaged or destroyed will be reimbursed under any insurance policy with respect thereto. The Seller will repair or replace such Acquired Assets as soon as possible after loss, damage or destruction thereof and shall use its best efforts to restore as promptly as possible transmissions as authorized in the FCC Licenses. The Closing Date shall be extended (with FCC consent, if necessary) for up to sixty (60) days to permit such repair or replacement. If repair or replacement cannot be accomplished within sixty (60) days of the date of the Seller's notice to the Buyer, and the Buyer reasonably determines that the Seller's failure to repair or replace, alone or in the aggregate, would have a material adverse effect on the operation of the Stations:

                  (a) the Buyer may elect to terminate this Agreement; or

                  (b) the Buyer may postpone the Closing Date until such time as the property has been repaired, replaced or restored in a manner and to an extent reasonably satisfactory to the Buyer, unless the same cannot be reasonably effected within ninety (90) days of the date of the Seller's notice to Buyer, in which case either party may terminate this Agreement; or

                  (c) the Buyer may choose to accept the Acquired Asset in their "then" condition, together with the Seller's assignment to Buyer all rights under any insurance claims covering the loss, damage or destruction and payment over to Buyer any proceeds under any such insurance policies, previously received by the Seller with respect thereto.

      In the event the Closing Date is postponed pursuant to this Section 4(m), the parties hereto will cooperate to extend the time during which this Agreement must be closed as specified in the consent of the FCC.

      5. Conditions to Obligation to Close.

      (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in Section 2 above shall be true and correct in all material respects at and as of the Closing Date;

            (ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

            (iii) the Seller shall have procured all of the third party consents specified in Section 4(c) above, which the Buyer identifies by March 31, 1997 as being material (including but not limited to all studio and transmitter site leases) and the Buyer shall have received all of the title insurance commitments, and endorsements specified in Section 4(o) above, all of the surveys specified in Section 4(p) above; and all the Phase I environmental site assessments described in Section 4(q) above;

            (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement,
      (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own, operate, or control the

      Acquired Assets (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

            (v) the Seller shall have delivered to the Buyer a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in Section 5(a)(i)-(iv) is satisfied in all respects;

            (vi) each of the Assignment Applications shall have been approved by a Final Order of the FCC, and the Buyer shall have received all governmental approvals required to transfer all other authorizations, consents, and approvals of governments and governmental agencies set forth in the Disclosure Schedule;

            (vii) the relevant parties shall have entered into the Postclosing Agreement;

            (viii) the Buyer shall have received from counsel to the Seller an opinion with respect to the matters set forth in Exhibit E attached hereto, addressed to the Buyer and dated as of the Closing Date or, in lieu thereof, opinions from Seller's corporate, FCC and local counsel which, in the aggregate, are the equivalent of Exhibit E;

            (ix) all actions in consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this Section 5(a) if it executes a writing so stating at or prior to the Closing.

      (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

            (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

            (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or
      (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

            (iv) the Buyer shall have delivered to the Seller a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in Section 5(b)(i)-(iii) is satisfied in all respects;

            (v) each of the Assignment Applications shall have been approved by a Final Order of the FCC and the Buyer shall have received all governmental approvals required to transfer all other authorizations, consents, and approvals of governments and governmental agencies set forth in the Disclosure Schedule;

            (vi) the relevant parties shall have entered into the Postclosing Agreement;

            (vii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby (including, without limitation, full payment of the Purchase Price) and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this Section 5(b) if it executes a writing so stating at or prior to the Closing.

      6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

      (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7 below).

      (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Seller, each of the other Parties will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 7 below).

      (c) Adjustments. Operation of the Stations and the income and expenses attributable thereto up through the close of business on the day before the Closing Date shall be for the account of the Seller and thereafter for the account of the Buyer. Such items as employee salaries, vacation, sick day and personal time accruals, and fringe benefits, power and utilities charges, insurance real and personal property taxes, prepared expenses, deposits, music license fees, and rents and payments pertaining to the leases and contracts being assigned hereunder (inducing any contracts for the sale of time for cash, trade or barter so assigned) shall be prorated between the Seller and the Buyer as of the Closing Date in accordance with the foregoing principle. Contractual arrangements that do not reflect an equal rate of compensation to the station over the term of the Agreement shall be equitably adjusted as of the Closing Date. The prorations and adjustments hereunder shall be made and paid insofar as feasible on the Closing Date, with a final settlement sixty (60) days after the Closing Date. In the event of any disputes between the Parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at such time and such disputes shall be determined by an accounting firm to be mutually agreed upon on or before the Closing Date and the fees and expenses of such accounting firm shall be paid one-half (1/2) by the Seller and one-half (1/2) by the Buyer.

      (d) Collection of Accounts Receivable. At the Closing, the Seller will turn over to the Buyer, for collection only, the accounts receivable of the Stations owing to the Seller as of the close of business on the Closing Date. A schedule of such accounts receivable will be delivered by the Seller to the Buyer on the Closing Date or as soon thereafter as possible. The Buyer agrees to use commercially reasonable efforts in the ordinary course of business (but without responsibility to institute legal or collection proceedings) to collect such accounts receivable during the 90-day period following the Closing Date, and will remit all payments received on such accounts to Seller weekly during the collection period. The Buyer shall provide the Seller with a monthly accounting of all payments received on such accounts within fifteen (15) business days after the end of each calendar month during the 90-day collection period. In the event the Buyer receives money during the 90-day period following the Closing Date from an advertiser who, after the Closing Date, is advertising over any of the Stations, and that advertiser was included among the accounts receivable as of the Closing Date, the Buyer shall apply said money to the oldest outstanding balance due on the particular account, except in the case of a "disputed" account receivable. For purposes of this Section 6(d), a "disputed" account receivable means one which the account debtor refuses to pay because he asserts that the money is not owed or the amount is incorrect. In the case of such a disputed account, the Buyer shall immediately return the account to the Seller prior to expiration of the 90-day period following the Closing Date. If the Buyer returns a disputed account to the Seller, the Buyer shall have no further responsibility for its collection and may accept payment from the account debtor for advertising carried on any of the Stations after the Closing Date. At the end of the 90-day period following the Closing Date, the Buyer will turn back to the Seller all of the accounts receivable of the Station as of the Closing Date owing to the Seller which have not yet been collected, and the Buyer will thereafter have no further responsibility with respect to the collection of such receivables. During the 90-day period following the Closing Date, the Buyer shall afford the Seller reasonable access to the accounts receivable "aging list."

      7. Remedies for Breaches of this Agreement.

      (a) Survival. All of the representations and warranties of the Seller contained in Section 2 of this Agreement (other than the representations and warranties of the Seller contained in Sections 2(a), 2(b), 2(c), 2(g) and 2(u) hereof or relating to the Seller's title to the Acquired Assets) shall survive the Closing (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of the Closing) and continue in full force and effect for a period of one (1) year thereafter, except that any representation or warranty relating to Buyer's freedom from liability to pay a Liability of Seller shall continue in full force and effect for the period of the applicable statute of limitations plus ninety (90) days. The representations and warranties of the Seller contained in Sections 2(a), 2(b), 2(c) and 2(u) hereof or relating to the Seller's title to the Acquired Assets and all of the Seller's covenants contained herein and all of the Buyer's representations, warranties and covenants contained herein shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentations or breach of warranty or covenant at the time of the Closing) and continuing in full force and effect forever thereafter.

      (b) Indemnification Provisions for the Benefit of the Buyer. The Seller agrees to indemnify the Buyer from and after the Closing Date from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

            (i) any breach of any of the Seller's representations, warranties, and covenants contained in this Agreement (so long as the particular representation, warranty, or covenant survives the Closing and the Buyer makes a written claim for indemnification within the applicable survival period);

            (ii) any Liability of the Seller which is not an Assumed Liability;
or

            (iii) any Liability of the Buyer arising by operation of law (including under any bulk transfer law of any jurisdiction or under any common law doctrine of defacto merger or successor liability) which is not an Assumed Liability.

      (c) Indemnification Provisions for the Benefit of the Seller. The Buyer agrees to indemnify the Seller from and after the Closing Date from and against the entirety of any Adverse Consequences the Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused by (i) the breach of any of the Buyer's representations, warranties, and covenants contained in this Agreement (so long as the particular representation, warranty, or covenant survives the Closing and the Seller makes a written claim for indemnification within the applicable survival period) or (ii) any Assumed Liability.

      (d) Matters Involving Third Parties. If, within the applicable survival period, any third party shall notify any Party (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 7, then the Indemnified Party shall notify the Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is damaged. In the event any Indemnifying Party notifies the Indemnified Party within 15 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party concludes reasonably that the counsel the

Indemnifying Party has selected has a conflict of interest), (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably), and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably). In the event the Indemnifying Party does not notify the Indemnified Party within 15 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, however, the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate.

      (e) Limitation of Liability. Notwithstanding anything in this Agreement to the contrary, after the Closing neither Party shall indemnify or otherwise be liable to the other Party from and after the Closing Date except to the extent that the Adverse Consequences suffered by the Indemnified Party, in the aggregate from all indemnifiable events shall exceed Fifty Thousand Dollars ($50,000) and indemnification shall be made by the Indemnifying Party only to the extent of such excess over Fifty Thousand Dollars ($50,000); provided however that the foregoing limitation shall not be applicable to: (i) the obligations of the Buyer to pay and discharge any Liability of the Seller to third parties from and after the Closing Date assumed by the Buyer under the terms of this Agreement; (ii) the obligation of the Seller to pay and discharge any Liability to third parties not assumed by the Buyer under the terms of this Agreement, or (iii) the Seller's obligation to deliver clear title to the Acquired Assets.

      (f) Specific Performance. Each of the Parties acknowledges and agrees that the Buyer would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10(p) below), in addition to any other remedy to which it may be entitled, at law or in equity. Each of the Parties acknowledges and agrees that notwithstanding the provision in Section 7(g) with respect to liquidated damages upon a breach of a covenant of this Agreement prior to the Closing, money damages would not be an adequate remedy for the Buyer for a breach of any provision of this Agreement.

      (g) Liquidated Damages. The Buyer and the Seller acknowledge that in the event that the Closing does not occur because of a default by either Party, the Adverse Consequences as a result of such default may be difficult, if not impossible, to ascertain. Accordingly, in lieu of indemnification pursuant to
Section 7(b) or 7(c) of this Agreement and as its sole and exclusive remedy, the non-defaulting Party shall be entitled to receive from the defaulting Party the sum of One Million Dollars ($1,000,000) as liquidated damage for such default without the need for proof of damages, subject only to successfully proving in a court of competent jurisdiction that the other Party has materially breached this Agreement and that the Closing has not occurred if those issues are disputed or demanding payment, if those issues are not disputed; provided however, that the Buyer shall retain the option to receive, pursuant to Section 7(f) and in lieu of receiving the liquidated damages provided in this Section 7(g), the remedy of specific performance with respect to a breach of this Agreement prior to the Closing. The Buyer and the Seller agree to pay said sum of liquidated damages within ten (10) days of the date that the non-defaulting party obtains such a judgment.

      (h) Other Indemnification Provisions. The indemnification provisions of Sections 7(a), 7(b), 7(c) and 7(d) are in addition to, and not in derogation of, any statutory or common law remedy any Party may have after the Closing for breach of representation, warranty, or covenant. The remedies provided in Sections 7(f) and 7(g) shall be the exclusive remedies of the Parties prior to the Closing for any breach or representation, warranty or covenant.

      8. Definitions.

      "Acquired Assets" means all right, title, and interest in and to all of the assets of the Seller, other than Retained Assets that are used or useful in the operation of the Stations, including but not limited to all of its (a) real property, leaseholds and other interests of any kind therein, improvements, fixtures, and fittings thereon (such as towers and antennae), and easements, rights-of-way, and other appurtenances thereto); (b) tangible personal property (such as computers, electrical devices, monitoring equipment, test equipment, switching, terminal and studio equipment, transmitters, transformers, receivers, broadcast facilities, inventories of compact disks, records, tapes and other supplies, vehicles, and all assignable warranties with respect thereto; (c) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions; (d) rights under orders and agreements (including those barter agreements identified on the Disclosure Schedules) now existing or entered into in the Ordinary Course of Business for the sale of advertising time on the Stations; (e) contracts, indentures, Security Interests, guaranties, other similar arrangements, and rights thereunder; (f) call letters of the Stations, jingles, logos, slogans, and business goodwill of the Stations;
(g) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment relating to the Acquired Assets (including but not limited to rights under product warranties with respect to tangible personal property and rights under policies of insurance for pre-Closing Date occurrences to the extent of any Adverse Consequences suffered by the Buyer); (h) Licenses and similar rights obtained from governments and governmental agencies; and (i) FCC logs and records and all other books, records, ledgers, logs, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials.

      "Adverse Consequences" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including all attorneys' fees and court costs.

      "Affiliate" means with reference to any person or entity, another person or entity controlled by, under the control of or under common control with that person or entity.

      "Assignment Application" has the meaning set forth in Section 4(b) above.

      "Assumed Liabilities" means obligations of the Seller under the licenses, sublicenses, leases, subleases, contracts, and other arrangements referred to in the definition of Acquired Assets (other than any Retained Assets) either: (i) to furnish services, and other non-Cash benefits to another party after the Closing; or (ii) to pay for goods, services, and other non-Cash benefits that another party will furnish to it after the Closing. The Assumed Liabilities shall not include any Retained Liability.

      "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

      "Buyer" has the meaning set forth in the preface above.

      "Cash" means cash and cash equivalents determined in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

      "Closing" has the meaning set forth in Section 1(d) above.

      "Closing Date" has the meaning set forth in Section 1(d) above.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Confidential Information" means any information concerning the businesses and affairs of the Seller.

      "Disclosure Schedule" has the meaning set forth in Section 2 above.

      "Earnest Money Deposit" has the meaning set forth in Section 1(c) above.

      "Earnest Money Escrow Agreement" has the meaning set forth in Section 1(c) above.

      "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or fringe benefit plan or program.

      "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

      "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Escrow Agent" means Blackburn & Company.

      "Extremely Hazardous Substance" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

      "FCC" means the Federal Communications Commission of the United States.

      "Fiduciary" has the meaning set forth in ERISA Sec. 3(21).

      "Final Order" means an action by the FCC as to which: (a) no request for stay by the FCC is pending, no such stay is in effect, and any deadline for filing a request for any such stay has passed; (b) no appeal, petition for rehearing or reconsideration, or application for review is pending before the FCC and the deadline for filing any such appeal, petition or application has passed; (c) the FCC has not initiated reconsideration or review on its own motion and the time in which such reconsideration or review is permitted has passed; and (d) no appeal to a court, or request for stay by a court, of the FCC's action is pending or in effect, and the deadline for filing any such appeal or request has passed.

      "Financial Statements" has the meaning set forth in Section 2(e) above.

      "GAAP" means United States generally accepted accounting principles as in effect from time to time.

      "Indemnified Party" has the meaning set forth in Section 7(d) above.

      "Indemnifying Party" has the meaning set forth in Section 7(d) above.

      "Intellectual Property" means all (a) patents, patent applications, patent disclosures, and improvements thereto, (b) trademarks, service marks, trade dress, call letters, logos, trade names, and corporate names and registrations and applications for registration thereof, (c) all programs, programming materials, copyrights and copyright registrations and applications for copyright registration, (d) mask works and registrations and applications for registration thereof, (e) computer software, data, and documentation, (f) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, market and other research information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), (g) other proprietary rights, and (h) copies and tangible embodiments thereof (in whatever form or medium).

      "Knowledge" means actual knowledge after reasonable investigation.

      "Liability" means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

      "Licenses" means all FCC and other governmental licenses, franchises, approvals, certificates, authorizations and rights of the Seller with respect to the operations of the Stations and all applications therefor, together with any renewals, extension or modifications thereof and additions thereto.

      "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

      "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

      "Party" has the meaning set forth in the preface above.

      "PBGC" means the Pension Benefit Guaranty Corporation.

      "Post-Closing Agreement With Seller Stockholders" means the Post-Closing Agreement with Seller Stockholders entered into concurrently herewith and attached hereto as Exhibit A.

      "Post-Closing Escrow" has the meaning set forth in Section 1(c) above.

      "Process Agent" has the meaning set forth in Section 8(p) below.

      "Prohibited Transaction" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

      "Purchase Price" has the meaning set forth in Section 1(c) above.

      "Reportable Event" has the meaning set forth in ERISA Sec. 4043.

      "Retained Assets" means (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation; (ii) any of the rights of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement); (iii) accounts, notes and other receivables; (iv) Cash, money market funds and other cash equivalents; (v) membership in Secession Country Club; (vi) the leased vehicle primarily used by Jeffrey Wilks; and (vii) those contracts and agreements identified in Section 2(1) of the Disclosure Schedule as a Retained Asset.

      "Retained Liabilities" means any other obligations or liabilities of Seller, including but not limited to: (i) any Liability relating to the ownership or operation of the Stations prior to the Closing; (ii) any Liability of the Seller for income, transfer, sales, use, and other Taxes arising in connection with the consummation contemplated hereby; (iii) any Liability of the Seller for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated hereby; (iv) any Liability under the agreements with Joseph A. Renke and Camellia City Communications being assigned to the Buyer set forth on Section 2(1) of the Disclosure Schedule; and
(v) any Liability or obligation of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement).

      "Securities Act" means the Securities Act of 1933, as amended.

      "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien, other than (a) liens for Taxes not yet due and payable; (b) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation; and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

      "Seller" has the meaning set forth in the preface above.

      "Stations" means the radio broadcast stations having the call letters WEKL-FM, WRXR-FM, WGUS-AM and WUUS-FM licensed by the FCC to Augusta, Georgia and Aiken, South Carolina.

      "Subsidiary" means any corporation with respect to which another specified corporation has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

      "Survey" has the meaning set forth in Section 4(j) above.

      "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      9. Termination.

      (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

            (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

            (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing in the event the Seller is in breach, and the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing in the event the Buyer is in breach, of any material representation, warranty, or covenant contained in this Agreement in any material respect, in each case if such breach remains uncured for ten (10) days after notice of breach is received from the other party or if the breach cannot be completely cured within that 10 day period, the party in breach has not taken prompt appropriate steps to cure the breach and/or is not appropriately continuing its efforts to completely cure the breach;

            (iii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing if the Closing shall not have occurred on or before the 270th day following the date of this Agreement by reason of the failure of any condition precedent under
      Section 5(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement);

            (iv) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing if the Closing shall not have occurred on or before the 270th day following the date of this Agreement by reason of the failure of any condition precedent under
      Section 5(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement);

            (v) the Buyer or the Seller may terminate this Agreement if any Assignment Application is denied by Final Order;

            (vi) the Buyer may terminate this Agreement if either (A) any lessor of real property to the Seller withholds any consent necessary to conduct either surveys or environmental site assessments or to remediate conditions noted in any environmental site assessment report or (B) the cost to remediate such conditions (or provide alternative arrangements acceptable to the Buyer) exceeds $100,000 and the Seller is not willing to expend over $100,000; or,

            (vii) the Seller may terminate this Agreement if the Buyer has not given the notice and made the deposit with the Escrow Agent as and when required by Section 1(c) above.

      (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 7(a) above, all obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

      10. Miscellaneous.

      (a) Survival. All of the representations, warranties, and covenants of the Parties contained in this Agreement shall survive the Closing hereunder as and to the extent provided in the Post-Closing Agreement with Seller Stockholders.

      (b) Press Releases and Announcements. No Party shall issue any press release or announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party will advise the other Party prior to making the disclosure).

      (c) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

      (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

      (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, provided that the Buyer may assign all of its right, title and interest in, to and under this Agreement to one or more affiliated entities, who shall then, subject to the terms and conditions of this Agreement, have the right to receive the Acquired Assets, assume the Assumed Liabilities, and to pay to the Seller the Purchase Price therefor. No assignment of this Agreement by Buyer to one of its affiliates shall relieve Buyer of its responsibility to perform its obligations under this Agreement including without limitation the obligation to assume the Assumed Liabilities and to pay the Purchase Price to the Seller.

      (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

      If to the Seller before the closing:
                                  Wilks Broadcast Acquisitions, Inc.

                                  500 Carolina Springs Road
                                  North Augusta, South Carolina 29841
                                  Attn: Jeffrey Wilks

      If to the Seller after the closing:
                                  Wilks Broadcast Acquisitions, Inc.
                                  c/o Mr. Jeffrey Wilks
                                  62 Conifer Circle
                                  Augusta, GA 30909

            Copies to:
                                  Rogin, Nassau, Caplan, Lassman & Hirtle, LLC
                                  City Place I, 22nd Floor
                                  Hartford, CT 06103-3460
                                  Attn: Attorney Jerome E. Caplan

                                  Mr. Donald L. Wilks
                                  6811 South East Harbor Circle
                                  Stuart, FL 34996

                                  (Neither of which shall constitute notice.)

      If to the Buyer:            Cumulus Media, LLC
                                  c/o Quaestus Management Corporation
                                  330 E. Kilbourn Ave., Ste. 250
                                  Milwaukee, WI 53202
                                  Attn: Terrence Leahy

            Copy to:              Cumulus Media, LLC
                                  c/o Century Broadcasting
                                  875 N. Michigan Avenue
                                  Chicago, IL  60611
                                  Attn:  Richard Bonick

                                  Baker & Daniels
                                  205 W. Jefferson Boulevard
                                  Suite 250
                                  South Bend, IN 46601
                                  Attn: Peter G. Trybula

                                  (Neither of which shall constitute notice.)

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

      (i) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Georgia.

      (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

      (l) Expenses. The Buyer and the Seller, will each bear own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, other than as set forth in
Section 4(b) with regard to the Assignment Applications and in Sections 4(o), 4(p) and 4(q) with regard to certain real estate related expenses. The Seller will pay all income taxes, transfer or sales taxes and other recording or similar fees necessary to vest title to each of the Acquired Assets in the Buyer.

      (m) Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

      (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      (o) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Augusta, Georgia in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Each Party appoints CT Corporation (the "Process Agent") as its agent to receive on its behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding. Any Party may make service on the other Party by sending or delivering a copy of the process (i) to the Party to be served at the address and in the manner provided for the giving of notices in Section 10(h) above or
(ii) to the Party to be served in care of the Process Agent at the address and in the manner provided for the giving of notices in Section 10(h) above. Nothing in this Section 10(p), however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

      (p) Bulk Transfer Laws. The Seller has, or will as of the Closing Date, comply with the provisions of any bulk transfer laws of Georgia or any other jurisdiction applicable to the transactions contemplated by this Agreement.

                                    * * * * *

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

                                    CUMULUS MEDIA, LLC


                                    By:
                                       -------------------------------------
                                          Richard Weening, Manager

                                    WILKS BROADCASTING ACQUISITIONS, INC.


                                    By:
                                       -------------------------------------
                                          Jeffrey Wilks, President

                               AMENDMENT NO. 1 TO

                            ASSET PURCHASE AGREEMENT

            This Amendment No. 1 to Asset Purchase Agreement ("Amendment") is entered into as of the 17th day of April, 1997 by and between Cumulus Media, L.L.C., (the "Buyer") and Wilks Broadcasting Acquisition, Inc. (the "Seller"). The Buyer and the Seller are referred to collectively herein as the "Parties."

                                   WITNESSETH:

            WHEREAS, the Parties entered into an Asset Purchase Agreement dated as of March 4, 1997 (the "Asset Agreement"); and

            WHEREAS, the Parties acknowledge that upon execution of the Asset Agreement, the Buyer did deposit with the Seller the amount of Twenty-five Thousand Dollars ($25,000).

            WHEREAS, the Parties wish to amend certain terms and conditions of the Asset Agreement pursuant to the terms and conditions of this Amendment.

            NOW, THEREFORE, in consideration of the above premises and the mutual promises herein made, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

      1. Purchase Price. Section 1(c) of the Asset Agreement is hereby deleted in its entirety and replaced by the following:

            (c) Purchase Price. The Buyer agrees to pay to the Seller at the Closing Fifteen Million Five Hundred Thousand Dollars ($15,500,000) (the "Purchase Price") payable as follows:

                  (i) on or before April 17, 1997, the Buyer will deposit with the Seller the amount of One Hundred Thousand Dollars ($100,000);

                  (ii) on or before April 30, 1997, the Buyer will deposit with the Escrow Agent the amount of Nine Hundred Thousand

            Dollars ($900,000) (together with the amount specified in Clause (i) above, the "Earnest Money Deposit") by delivery of cash payable by wire transfer or delivery of other immediately available funds;

                  (iii) on the Closing Date, the Buyer shall pay to the Seller the amount of Fifteen Million Four Hundred Fifty Thousand Dollars ($15,450,000), less the Earnest Money Deposit (and any interest earned thereon); and

                  (iv) on the Closing Date, the Buyer shall pay to the Seller, on behalf of all parties to the Postclosing Agreement, the amount of Fifty Thousand Dollars ($50,000).

      The Earnest Money Deposit referenced in this Section 1(c) shall be placed in escrow with the Escrow Agent pursuant to an escrow agreement to be executed by the Parties on or prior to the Buyer's deposit of the Earnest Money Deposit in the form attached hereto as Exhibit A (the "Earnest Money Escrow Agreement"), and shall be used by the Escrow Agent to purchase securities issued by the United States Department of Treasury. Immediately after the Buyer deposits the amount specified in Clause (ii), the Seller will deposit the amount specified in Clause (i) with the Escrow Agent. In the event that the Buyer fails to deposit the amount in Clause (ii) with the Escrow Agent on or before April 30, 1997, the Seller may terminate this Agreement pursuant to Section 9(a) and then would retain the amount specified in Clause (i) and this Agreement would terminate without further liability of either Party to the other Party. Interest earned on the Earnest Money Deposit shall accrue to the benefit of the Buyer, and, together with the principal amount of the Earnest Money Deposit, shall be payable to the Seller and credited against the Purchase Price on the Closing Date. If this Agreement is terminated without Closing of the transaction contemplated herein (except if terminated by the Seller in the event the Buyer fails to make the deposit specified in Clause (ii), the Earnest Money and all accrued interest shall be paid to the Buyer or the Seller as provided in the Earnest Money Escrow Agreement.

      2. Conditions to Obligation of the Buyer. Section 5(a)(iii) of the Asset Agreement is hereby deleted in its entirety and replaced by the following:

            (iii) the Seller shall have procured all of the third party consents specified in Section 4(c) above, which the Buyer identifies by April 30, 1997 as being material (including but not limited to all studio and transmitter site leases) and the Buyer shall have received all of the title insurance commitments, and endorsements specified in Section 4(o) above, all of the surveys specified in Section 4(p) above; and all the Phase I environmental site assessments described in Section 4(q) above;

      3. Affirmation. The remaining terms and conditions of the Asset Agreement are hereby affirmed by the Parties without further amendment.

      4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

                                          CUMULUS MEDIA, L.L.C.


                                    By:
                                        ---------------------------

                                                          (printed)
                                        ---------------------------

                                    Its:
                                        ---------------------------

                                          WILKS BROADCASTING ACQUISITION, INC.


                                    By:
                                        ---------------------------

                                                          (printed)
                                        ---------------------------

                                    Its:
                                        ---------------------------

                      LIST OF OMITTED SCHEDULES AND/OR EXHIBITS

Disclosure Schedules to Asset Purchase Agreement

Representations and Warranties of Wilks

Amendment No. 1 to Asset Purchase Agreement dated
April 17, 1997

Escrow Agreement between Wilks, Cumulus and Blackburn &
Company dated March 5, 1997

Assignment of Purchase Agreement from Cumulus to
Cumulus Broadcasting, Inc. ("Broadcasting") and
Cumulus Licensing Corp. ("Licensing")

General Assignment From Wilks to Broadcasting

General Assignment From Wilks to Licensing


Instrument of Assumption From Broadcasting to Wilks


Post-Closing Agreement Between Cumulus and Each of the Stockholders of Wilks, Donald Wilks & Jeffrey Wilks

Warranty Deed with Respect to Real Property in Edgefield County, SC


Consent to Assignment Application by Federal Communications Commission

Opinion of Rogin, Nassau, Caplan, Lassman & Hirtle, LLC, Counsel to Wilks


* Unless otherwise incidated, the above listed documents are dated as of August 31, 1997.


         The preceding schedules and/or exhibits have been omitted from this exhibit. The Company agrees to provide copies of such schedules and/or exhibits to the Commmission upon request.